UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 9, 2011

MORGAN'S FOODS, INC.
(Exact name of registrant as specified in its charter)

Ohio	1-08395	34-0562210
(State or other jurisdiction of	(Commission	IRS Employer
incorporation or organization)	File Number)	Identification Number)

4829 Galaxy Parkway, Suite S, Cleveland, OH  44128
(Address of principal executive officers)         (Zip Code)

Registrant’s telephone number, including area code:  (216) 359-9000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Background

The Company is required by its franchise agreements to periodically bring its restaurants up to the required image of the franchisor.  Beginning in November 2010 the Company has been providing ongoing disclosure in its SEC filings regarding the state of its image enhancement obligations with one of its franchisors (“KFC Corporation” or “KFC”).  Most recently, on November 29, 2011, the Company filed a Form 8-K with the SEC disclosing a further extension of the Pre-negotiation Agreement with KFC for the purpose of finalizing plans to raise capital to fund a remodeling schedule for image enhancements for certain of the Company’s KFC and KFC Branded "2n1” restaurants.

That Form 8-K provided, in part:

The Company previously disclosed in a report on Form 8-K filed with the SEC on May 20, 2011 that it had entered into a Pre-negotiation Agreement with KFC Corporation (“KFC”) for the purpose of finalizing plans to raise capital to fund a remodeling schedule for certain of the Company’s KFC restaurants.  The original deadline for completion of the process was August 31, 2011 and, as disclosed in a Form 8-K filed on September 1, 2011, that deadline was extended to September 30, 2011 in order to continue the process.  Negotiations yielded an understanding on the timing of required image enhancements but because the formal remodel agreement could not be completed by the September 30, 2011 deadline the Company entered into an agreement with KFC, as disclosed in a Form 8-K filed on September 30, 2011, to further extend the deadline to October 31, 2011.  Because the preparation of the formal remodel agreement was still in progress, on October 27, 2011 the Company entered into an agreement with KFC, as disclosed in a Form 8-K filed on November 1, 2011 to further extend the deadline for completion to November 30, 2011.  An initial draft of the remodel agreement was produced but not yet finalized and executed, therefore, on November 29, 2011, the Company  entered into an agreement with KFC to extend the deadline for completion to December 31, 2011.

As disclosed below in this Form 8-K, the Company is pleased to report that it has completed the required refinancing to enable the Company to finalize an agreement with KFC regarding required image enhancements of certain of the Company’s KFC restaurants.

Item 1.01                      Entry into a Material Definitive Agreement.

Item 1.02                      Termination of a Material Definitive Agreement.

Item 2.01                      Completion of Acquisition or Disposition of Assets.

Item 2.03                      Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 9, 2011, the Company entered into a definitive Remodel Agreement with KFC Corporation covering the schedule for remodeling its KFC and KFC Branded "2n1” restaurants.  The agreement outlines the schedule for remodeling certain restaurants to meet the franchisor’s image requirements through the Company’s 2015 fiscal year and specifies a certain number of remodel activities during each year thereafter through fiscal 2023.  The Remodel Agreement also required the establishment of an escrow account in the amount of $1,500,000 to be used only for the required remodels and the account has been established through the refinancing described below.

On December 9, 2011, the Company also entered into a Purchase and Sale Agreement and Joint Escrow Instructions with, and completed the sale of 29 restaurant properties to, DBMFI LLC, a Delaware limited liability company and an affiliate of Fortress Credit Corp., in order to lease the properties back.  The sale generated gross proceeds of approximately $22 million to the Company, less normal expenses such as title work, environmental and valuation reports, surveys, and legal fees.  In connection with the sale the Company also entered into two Master Land and Building Leases to lease the 29 properties back from DBMFI LLC under a 20 year lease with 4 five year extension options.  Under the leases the Company will pay annual rent of $2,140,000 with increases of 1.5% for each of the first five years and 10% each five years thereafter.

Simultaneously, on December 9, 2011, the Company entered into a Credit and Security Agreement with Fortress Credit Corp. which provides for a term loan in the amount of $8,250,000 having a term of five years with payments based on a 10 year amortization and principal payments beginning in the thirteenth month.  Interest on the term loan is calculated at 7.25% over 30 day LIBOR with a minimum rate of 9.0%.

The sale and leaseback arrangement and the term loan both described above, funded the advisory fee due to Brookwood Associates of approximately $442,500 and the payoff and termination of the Company’s long term debt in the amount approximately $9,886,000 of fixed rate, securitized debt with BNY Mellon and approximately $15,837,000 of fixed and variable rate debt from GE Capital Corp.  The Company’s engagement of Brookwood Associates as advisor for the financial restructuring extended from November 23, 2010 to the closing of the loan and sale/leaseback transactions on December 9, 2011.  Early payment of these debt obligations caused the Company to incur approximately $40,000 of prepayment fees and approximately $167,000 of administrative fees.

As a direct result of the Company entering into the Remodel Agreement dated December 9, 2011 discussed above, the May 19, 2011 Pre-negotiation Agreement between the Company and KFC Corporation was terminated.  Also, the thirteen default notices which were rendered to the Company on May 2, 2011 by KFC Corporation and which KFC refrained from enforcing under the Pre-negotiation Agreement and extensions thereof have also been terminated.

The Company had also entered into forbearance agreements with both BNY Mellon and GE Capital Corp. allowing the Company to defer principal payments until December 30, 2011 while the refinance program was negotiated.  The payoff of the debt to both entities resulted in the termination of the forbearance agreements and no further fees are due or payable under the forbearance agreements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Morgan’s Foods, Inc.

Dated: December 15, 2011	By:	/s/ Kenneth L. Hignett
Kenneth L. Hignett Senior Vice President, Chief Financial Officer & Secretary